Monday, October 27, 2008

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR THIRD QUARTER 2008

•	Net Interest Income increased $1.427 million or 8% over 2007 third quarter.

•	Year-to-date core earnings increased 18% over 2007.

•	Corporation reports strong growth in deposits and loans amid economic challenges.

•	$1.217 million after tax impairment charge recorded on Fannie Mae Preferred Stock

•	The efficiency ratio improved to 63.20% at September 30, 2008 from 68.44% in September 2007.

CANFIELD, Ohio (October 27, 2008) – Farmers National Banc Corp. (OTC BB: FMNB), today reported consolidated net income for the quarter ended September 30, 2008 of $999 thousand, compared with $1.534 million in the preceding quarter and $1.633 million in the prior-year quarter. Diluted earnings per share were $0.08 for the current quarter compared with $0.12 for the preceding quarter and $0.13 for the third quarter in 2007.

For the nine months ended September 30, 2008, Farmers National Banc Corp. recorded net income of $4.257 million, or $0.33 per diluted share, compared to $4.962 million, or $0.38 per diluted share for the first nine months of 2007. Annualized returns on average assets and average equity equate to 0.68% and 7.68% respectively, compared to 0.83% and 8.88% at this same time in 2007.

Farmers’ third quarter 2008 earnings included an after-tax other-than-temporary impairment charge of $1.217 million. For the nine months ended September 30, 2008, the company has recognized a total of $1.581 million in after-tax charges for other-than-temporary impairment of securities, specifically Fannie Mae Series F preferred stock held in the company’s investment portfolio. During the past three months, Congress, with the approval of the President, enacted a new law concerning financial support to Fannie Mae and Freddie Mac by the Federal Reserve Bank System. Based on this action and the uncertainty of future market conditions surrounding Fannie Mae and Freddie Mac, management has recognized this non-cash after-tax charge in the third quarter of 2008.

The financial tables listed below include a reconciliation of GAAP Earnings to Core Earnings. In looking at core earnings, which excludes the non-cash charge to record the other-than-temporary impairment of securities, the Company earned $2.216 million or $0.17 per share for the third quarter of 2008 compared with core earnings of $1.633 million or $0.13 per share for the third quarter of 2007. For the nine-month period, core earnings were $5.838 million, translating to $0.45 basic and diluted earnings per share, compared to $4.962 million or $0.38 per share reported at this time in 2007. This represents a 17.65% increase in core earnings. These results, absent the impairment charges, translate to a .94% return on average assets and 10.53% return on average equity for the first nine months of 2008.

The company’s total assets reported at the end of the third quarter of 2008 are $872.057 million, compared to $805.607 million in total assets recorded at September 30, 2007, and $798.236 million in assets as of the end of 2007. Net loans are reported at $524.457 million on September 30, 2008, versus $508.761 million at the same time in 2007, a difference of $15.696 million, representing a 3.08% increase. Over this same period, deposits increased $63 million or 10.73% from $586.857 million on September 30, 2007 to $649.857 million at September 30, 2008.

Shareholders Equity totaled $73.297 million at September 30, 2008 and decreased $739 thousand, or 1%, compared to $74.036 million at September 30, 2007. The decrease in equity was due to the repurchase of shares of common stock through our stock repurchase program and cash dividends paid to shareholders, offset by net income. At September 30, 2008, the bank remains “well capitalized” under regulatory guidelines.

Commenting on these results, Frank L. Paden, President & CEO stated, “Despite lower net earnings, we achieved favorable success in key areas, including loan growth, deposit growth, increases in net interest income and improvement in our efficiency ratio. The lower net earnings are a direct result of the other-than-temporary impairment charges that we recognized in the second and third quarters of this year. Our initial and only investment in the preferred stock of the Government Sponsored Enterprise, Fannie Mae, was made in 2000. As the market values decreased accordingly, we recognized other-than-temporary impairment charges in 2004 and again in 2007. During this past quarter, the volatility in the credit markets and actions of the Federal Reserve Board and our government leaders has set forth some specific direction on how to account for the market value decrease in our investment in Fannie Mae. At the close of business on October 24, 2008 the market value of our Fannie Mae preferred stock was $242 thousand. The book value and market value at September 30, 2008 was $330 thousand. If an additional other-than-temporary impairment charge is required at year end, the after tax exposure would be limited for the Corporation. We plan to continue to monitor this matter and see how this whole issue evolves and what transpires under the Emergency Economic Stabilization Act of 2008. From a core operating perspective, we are very encouraged with our earnings performance. Our team continues to focus on the fundamentals and prudent risk management. In the meantime, we continue to make progress on our strategic initiatives and further develop our customer relationship model along with our growth and retention initiatives.”

Net Interest Income -— Net interest income was $6.886 million for the third quarter of 2008, which compares to $6.393 million in the preceding quarter and $5.995 million in the third quarter of 2007. For the nine months ended September 30, 2008, the net interest income was $19.113 million compared to $17.686 million for the same nine-month period in 2007. This represents an 8.07% increase year over year. The annualized net interest income to average earning assets on a fully taxable equivalent basis was 3.51% for the nine months ended September 30, 2008, compared to 3.33% at the end of 2007. During the past nine months, yields on earning assets decreased 8 basis points, while the cost of interest bearing liabilities decreased 34 basis points. This equates to an increase in our net interest margin by 18 basis points since the end of 2007.

Non-Interest Income -— Excluding the pre-tax non-cash impairment charge of $1.844 million, non-interest income was $1.595 million in the third quarter of 2008, compared to $1.195 million in the preceding quarter, which excludes a $551 thousand pretax non-cash impairment charge, and $1.155 million in the third quarter in 2007. For the nine-month period ended September 30, 2008, non-interest income, excluding the pre-tax non-cash impairment charge, was $4.185 million, compared to $3.892 million reported for the same nine months in 2007. In addition to the impairment charge, the improvement in non-interest income includes an increase in income on bank-owned life insurance of $383 thousand offset by a decrease in security gains. Security gains were $523 thousand in 2008 compared to $561 thousand in 2007.

Non-Interest Expense -— Non-interest expenses totaled $5.269 million for the third quarter of 2008, which compares to $5.095 million in the preceding quarter and $5.015 million for the third quarter of 2007. For the nine months ended, operating expenses were $15.370 million in 2008 compared to $15.304 million in 2007, an increase of .43%. The company’s tax equivalent efficiency ratio for the first nine months of 2008 improved to 63.20%, as compared to 68.44% in the prior year’s same nine-month period.

Asset Quality -— As of September 30, 2008, non-performing loans were $3.088 million or .58% of total loans, compared to $2.890 million or .56% of total loans at this same time in 2007. This increase is primarily the result of a combination of residential real estate and commercial real estate loans that meet the criteria of non-performing, which are loans in the non-accrual status or are delinquent greater than 90 days. On September 30, 2008, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 176%, compared to 193% in September 2007. The provision for loan losses was $350 thousand for the third quarter of 2008 compared to $100 thousand in the preceding quarter and $70 thousand in the same quarter in 2007. The provision expense for the nine-month period ending September 30, 2008 was $560 thousand compared to $185 thousand for the same time period in 2007. The increase in the ALLL provision corresponds with the increase in non-performing loans and the increase in net charge offs during 2008. The annualized net charge off/average loan ratio for the period ending September 30, 2008 was .15%, compared to .05% for the same time last year.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of September 30, 2008, the ALLL/total loan ratio was 1.03% compared to 1.09% at the end of the third quarter of 2007.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures, which are based on core earnings rather than net income. Ratios and other financial measures with the word Core in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense, extraordinary income or expense, income or expense from discontinued operations and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. A reconciliation for GAAP net income to non-GAAP measure of core income is shown in the consolidated financial highlights.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements	For the Three Months Ended		For the Nine Months Ended
of Income	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008	Sept 30, 2007
Total interest income	$11,808	$11,543	$34,353	$33,946
Total interest expense	4,922	5,548	15,240	16,260

Net interest income	6,886	5,995	19,113	17,686
Provision for loan losses	350	70	560	185
Other income	(249)	1,155	1,790	3,892
Other expense	5,269	5,015	15,370	15,304

Income before income taxes	1,018	2,065	4,973	6,089
Income taxes	19	432	716	1,127

Net income	$999	$1,633	$4,257	$4,962

Basic and diluted earnings per share	$0.08	$0.13	$0.33	$0.38
Cash dividends	1,577	2,070	5,226	6,239
Cash dividends per share	0.12	0.16	0.40	0.48
Book value per share	5.55	5.71	5.55	5.71
Reconciliation of Earnings to Core Earnings
GAAP Earnings	$999	$1,633	$4,257	$4,962
Other-than-temporary impairment of Securities, net of tax	1,217	0	1,581	0

Core Earnings	$2,216	$1,633	$5,838	$4,962

Consolidated Statements of
Financial Condition		Sept 30, 2008	Sept 30, 2007
Assets
Cash and cash equivalents		$32,529	$34,682
Securities available for sale		274,373	232,958
Loans		529,890	514,352
Less allowance for loan losses		5,433	5,591

Net Loans		524,457	508,761

Other assets		40,698	29,206

Total Assets		$872,057	$805,607

Liabilities and Stockholders’ Equity
Deposits		$649,857	$586,857
Other interest-bearing liabilities		144,813	140,354
Other liabilities		4,090	4,360

Total liabilities		798,760	731,571
Stockholders’ Equity:		73,297	74,036

Total Liabilities and Stockholders’ Equity		$872,057	$805,607

Period-end shares outstanding		13,214	12,975
Ratios
Return on Average Assets (Annualized)		0.68%	0.83%
Return on Average Equity (Annualized)		7.68	8.88
Efficiency Ratio (Year-to-date on a tax equivalent basis)		63.20	68.44
Capital to Asset Ratio		8.41	9.19
Dividends to Net Income (Year-to-date)		122.76	125.74
Net Loans to Assets		60.14	63.15
Loans to Deposits		81.54	87.65
Allowance for Loan Losses to Total Loans		1.03	1.09
Non-performing Loans to Total Loans		0.58	0.56
Unaudited